208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061  •  metagroup.com  •  (800) 945-META  •  Fax: (203) 359-8066

Contact:	Alison Ziegler
Financial Relations Board
(212) 445-8432

FOR IMMEDIATE RELEASE

META Group Reports Second-Quarter 2004 Results

Company Achieves Profitable Operating Results on 24% Year-Over-Year Revenue Increase

STAMFORD, Conn. (August 5, 2004) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the second quarter ended June 30, 2004.

Second-Quarter Results

Total revenues for the second quarter were up 24% to $37.2 million, compared to revenues of $30.1 million in the year-ago period. Ongoing operations grew by $3.3 million, including $0.8 million from currency fluctuations, while acquisitions added $3.8 million of revenue. Net income for the quarter was $0.4 million, or $0.03 per fully diluted share. This compares to a net loss of $1.5 million, or $0.11 per fully diluted share, in the year-ago period.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the second quarter was $24.5 million, up 26% from $19.3 million in the second quarter of 2003.

•                  Revenue from Strategic Consulting was up 22% to $10.6 million in the second quarter, compared to $8.7 million in the year-ago period.

•                  Revenue from Published Research Products was $1.4 million, roughly flat from the second quarter of 2003.

•                  The gross margin increased to 47% in the second quarter, compared to 45% in the year-ago period.

•                  Operating expenses for the second quarter were $36.7 million, up from $31.8 million in the year-ago period. Acquisitions increased expenses by $4.9 million. Expenses associated with ongoing operations declined by $0.7 million after adjusting for currency fluctuations, which increased expenses by $0.7 million.

•                  The Company’s net cash position (cash including restricted balances, less bank debt and notes payable) at June 30, 2004, was $13.3 million, compared with $22.3 million in the first quarter of 2004, reflecting seasonal billing cycles and payment of bonuses.

“We are very pleased to have achieved profitable operating results for the quarter,” said Herb VanHook, META Group acting president and COO. “I would like to congratulate everyone at META Group for their hard work and continued focus on executing the objectives we set forth at the beginning of the year.”

Year-to-Date Results

For the six months ended June 30, 2004:

•                  Total revenues were $70.0 million, a 20% increase over the comparable prior year period.

•                  Total operating expenses were $71.0 million, an 18% increase over the prior year.

•                  Net loss was $1.0 million versus $1.4 million in the previous year.

Conference Call

META Group will hold a conference call at 5:00 pm ET (US) today, Thursday, August 5, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.net. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for seven days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective,

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and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

— Financial Tables Follow —

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META Group, Inc.

OPERATING RESULTS

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2004	2003(1)	2004	2003(1)

Revenues
Research and advisory services	$24,525	$19,281	$45,765	$37,663
Strategic consulting	10,590	8,699	19,929	16,157
Published research products	1,363	1,376	2,880	3,190
Reimbursable expenses	702	701	1,208	1,220

Total revenues	37,180	30,057	69,782	58,230

Operating expenses
Cost of services and fulfillment	18,965	15,968	35,665	30,539
Reimbursable expenses	702	701	1,208	1,220
Selling and marketing	11,000	8,827	21,532	16,292
General and administrative	4,805	5,030	10,066	9,485
Depreciation and amortization	1,191	1,282	2,342	2,614
Total operating expenses	36,663	31,808	70,813	60,150

Operating income (loss)	517	(1,751)	(1,031)	(1,920)

Other income, net	21	350	68	700

Income (loss) before provision for income taxes	538	(1,401)	(963)	(1,220)
Provision for income taxes	67	50	114	132
Minority interest in income of consolidated subsidiary	23	66	11	54

Net income (loss)	$448	$(1,517)	$(1,088)	$(1,406)

Amounts per basic and fully diluted common share:

Net income (loss) per basic common share	$0.03	$(0.11)	$(0.08)	$(0.11)

Net income (loss) per fully diluted common share	$0.03	$(0.11)	$(0.08)	$(0.11)

Weighted average basic shares outstanding	13,786	13,272	13,750	13,258

Weighted average fully diluted shares outstanding	15,079	13,272	13,750	13,258

(1) Certain 2003 accounts have been reclassified to conform to the current year’s presentation.

META Group, Inc.

BALANCE SHEETS

(in thousands)	June 30, 2004	December 31, 2003

Assets
Cash and cash equivalents	$8,890	$8,814
Accounts receivable, net	28,958	38,693
Deferred commissions	2,103	1,550
Other current assets	2,131	2,591
Total current assets	42,082	51,648

Restricted cash	6,000	6,000
Long-term portion of accounts receivable	—	184
Furniture and equipment, net	5,660	5,392
Goodwill	14,530	13,016
Other intangibles, net	9,031	8,982
Investments and advances	985	1,146
Other assets	520	344
Total assets	$78,808	$86,712

Liabilities and Stockholders’ Equity
Accounts payable	$2,035	$2,041
Deferred revenue	43,079	48,891
Borrowings under revolving credit agreement	1,000	—
Notes payable	354	294
Accrued compensation	4,613	5,495
Accrued and other current liabilities	15,075	16,618
Total current liabilities	66,156	73,339

Long-term portion of notes payable	226	389
Non-current deferred revenues	245	549
Other non-current liabilities	1,773	2,039
Total liabilities	68,400	76,316

Minority Interest	311	322

Stockholders’ equity:
Common stock	145	143
Paid-in capital	61,556	61,013
Accumulated other comprehensive loss	1	(565)
Treasury stock	(320)	(320)
Accumulated deficit	(51,285)	(50,197)
Total stockholders’ equity	10,097	10,074
Total liabilities and stockholders’ equity	$78,808	$86,712